Exhibit 4.(a).16

Unofficial Translation

[State Emblem]

The State of Israel
    Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 56

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 74

1.	The contents of Article 74 shall be marked as Article 74.1

2.	In sub-section 74.1(b) after "payment" shall come "monthly".

3.	After Article 74.1 shall come:

"74.2      The Licensee shall not be allowed to collect from a subscriber:

(a)	Payment for initiating a call;

(b)	Minimum payment for a call"

Amendment of Article 75

4.	Instead of sub-section 75.10(b) shall come:

" b) The payment for any airtime unit, at least for the duration of the first minute of the call, shall be constant.;"

Commencement

5.	This amendment shall become effective from the signature date of the amendment.

(17 June 2010)

     (sgd)
              ________________
               Moshe Cachalon
               Minister of Communications